Exhibit 99.1

First Horizon Revises Fourth Quarter Outlook

MEMPHIS, Tenn. --- First Horizon National Corp. (NYSE: FHN) today announced changes in its outlook for fourth quarter 2007 reflecting increasing softness and volatility in residential construction lending and mortgage banking.

Additional Loan Loss Reserves

First Horizon recently completed a review of its reserve for loan losses and real estate portfolios, with an emphasis on higher-risk markets. As a result of that review, First Horizon expects to increase its reserves in the fourth quarter, with an anticipated total provision of approximately $150 million that should significantly exceed net charge-offs of roughly $50 million. The additional reserves are largely attributable to inherent losses within its residential construction portfolios -- One-Time Close and Homebuilder -- from discontinued product structures and higher-risk national markets such as Florida, California, Virginia, Georgia and Nevada.

First Horizon’s home equity portfolio continues to perform within expectations because of strong borrowers, geographic diversity, and a high mix of retail originations, although pressure is anticipated in 2008 as the portfolio matures and the housing market softens.

As First Horizon reduces its national real estate exposure by $2 billion or more in 2008, the company expects to require less provision expense to maintain adequate loss coverage.

Mortgage Segment Impacts

First Horizon expects its mortgage segment to report a fourth quarter 2007 pre-tax loss. While based on preliminary estimates and subject to changing market conditions through the end of this quarter, this anticipated loss is driven by three areas:

•	Approximately $70 million of goodwill impairment resulting from updated valuation of the mortgage segment;

•	Volatility of mortgage rates and intra-mortgage spread widening since the beginning of December, which has adversely impacted gain-on-sale margins and hedging performance by roughly $40 million; and

•	Potential adjustments to the carrying values of mortgage servicing and valuation of non-conforming products in light of current market conditions.

Other Items

Previously disclosed items that will also impact fourth quarter performance include:

•

A $19 million settlement related to an agreement Visa, Inc., reached with American Express regarding certain litigation. First Horizon and other Visa USA-member banks are required to share in certain losses related to this litigation.

•

Restructuring charges of $20 million - $30 million that will result from costs associated with ongoing efficiency and restructuring efforts net of gains from the sale of certain First Horizon Bank branches.

“The market continues to be volatile and challenging for two of our businesses, and we are acting aggressively to address the issues,” said Jerry Baker, First Horizon CEO. “We are navigating through the nationwide downturn in the housing market by proactively managing problem loans. And we are continuing to downsize our exposure to the housing and mortgage market, shrink our national real estate businesses, and focus on growing our Tennessee banking franchise.”

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, natural disasters, and items already mentioned in this press release, as well as critical accounting estimates and other factors described in First Horizon's recent filings with the SEC. First Horizon disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

About First Horizon

The 10,000 employees of First Horizon National Corp. (NYSE: FHN) provide financial services to individuals and business customers through hundreds of offices located in more than 40 states.  The corporation’s three major brands—FTN Financial, First Horizon and First Tennessee – provide customers with a broad range of products and services including:

•	Capital markets, one of the nation’s top underwriters of U.S. government agency securities

•	Mortgage banking, one of the nation’s top mortgage originators and recipient of consecutive awards for servicing excellence from Fannie Mae and Freddie Mac

•	Retail/commercial banking, with the largest market share in Tennessee and one of the highest customer retention rates of any bank in the country

FHN has been recognized as one of the nation’s best employers by AARP, Working Mother and Fortune magazines.  FHN also was named one of the nation’s 100 best corporate citizens by CRO magazine.  More information can be found at www.fhnc.com.

FHN-G

For Immediate Release:	December 21, 2007
Contact:	Dave Miller, Investor Relations, (901)-523-4162
Kim Cherry, Media Relations, (901) 523-4726